Exhibit 10.2

MB EQUIPMENT FINANCE, LLC

INTERIM FUNDING AGREEMENT

THIS INTERIM FUNDING AGREEMENT (this “Agreement”) is made as of the 20th day of February, 2018, by and among SunTrust Equipment Finance & Leasing Corp., its successors and permitted assigns (“First Participant”), Santander Bank, N.A., its successors and permitted assigns (“Second Participant”), Signature Financial LLC, its successors and permitted assigns (“Third Participant”), Peapack Capital Corporation, its successors and permitted assigns (“Fourth Participant”), BMO HARRIS EQUIPMENT FINANCE COMPANY, its successors and permitted assigns (“Fifth Participant”, together with First Participant, Second Participant, Third Participant, and Fourth Participant, each a “Participant” and, collectively, the “Participants”), MB EQUIPMENT FINANCE, LLC, its successors and permitted assigns, for itself (“Lessor”) and as fiscal agent for itself and the Participants, and TOWER AUTOMOTIVE OPERATIONS USA I, LLC and TOWER AUTOMOTIVE HOLDINGS USA, LLC, its successors and permitted assigns ("Lessee"). "Vendor" shall mean Bosch, Fanuc and Kuka. “Bosch” shall mean Bosch Rexroth Corporation, its successors and permitted assigns. “Fanuc” shall mean Fanuc Robotics America Inc., its successors and permitted assigns. “Kuka” shall mean Kuka Systems Corporation, its successors and permitted assigns.

Lessor and Lessee have heretofore entered into Master Lease Agreement No. 100521 dated as of November 23, 2016 (the "Lease"), pursuant to which Lessor has agreed to acquire and lease to Lessee, and Lessee has agreed to lease from Lessor, certain items of equipment.

Lessor and Participants have entered into that Participation Agreement dated as of February 20th, 2018 (the “Participation Agreement”) pursuant to which Lessor has sold to each Participant a certain percentage, as is specified for such Participant on Schedule A attached hereto, of Lessor’s interest in the Advances (as hereinafter defined), the Operative Documents (as defined in the Participation Agreement) and the Equipment (as hereinafter defined) (collectively, the “Participation Interest”), and Lessor has retained such interest as specified for Lessor on Schedule A attached hereto (the “Retained Interest”).

Lessee has heretofore entered into those certain purchase orders with Vendor (the "Purchase Orders"), related to the purchase of certain equipment (the “Equipment”) to be used in Lessee’s Ford assembly line located at 12350 South Avenue O, Chicago, IL 60633 (the “Assembly Location”).

The parties are desirous of effecting an assignment of the right, title and interest of Lessee to acquire the Equipment pursuant to the terms of the Purchase Orders, and of each Participant assuming a percentage of the responsibilities of Lessee equal to such Participant’s Participation Interest pursuant to the Purchase Orders, and Lessor assuming such percentage of the responsibilities of the Lessee equal to Lessor’s Retained Interest, to make all required payments of the purchase price with respect to such Equipment pursuant to the terms of such Purchase Orders. All other obligations of Lessee pursuant to the Purchase Orders shall be retained by Lessee. Any and all Advances made or paid by Lessor hereunder shall be made as fiscal agent for itself and the Participants.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.       On the terms and conditions herein set forth, Lessee does hereby assign to each Participant a percentage equal to its respective Participation Interest of all right, title and interest of Lessee to acquire the Equipment pursuant to the terms of the Purchase Orders and further assigns a percentage of the responsibility of Lessee equal to such Participant’s respective Participation Interest pursuant to the terms of the Purchase Orders solely with respect to paying the purchase price set forth therein with respect to such Equipment; and each Participant does hereby accept such assignment and assumes such responsibilities. On the terms and conditions herein set forth, Lessee does hereby assign to Lessor a percentage equal to Lessor’s Retained Interest of all right, title and interest of Lessee to acquire the Equipment pursuant to the terms of the Purchase Orders and further assigns such percentage of the responsibility of Lessee equal to Lessor’s Retained Interest pursuant to the terms of the Purchase Orders solely with respect to paying the purchase price set forth therein with respect to such Equipment; and Lessor does hereby accept such assignment and assumes such responsibilities. In order to secure the prompt payment and performance of Lessee’s obligations under this Agreement, Lessee does hereby assign and grant to Lessor, as fiscal agent for itself and the Participants, a security interest in and lien on all of Lessee’s right, title and interest, if any, in the Equipment and the Purchase Orders, together with any and all proceeds thereof. Lessee irrevocably authorizes Lessor, as fiscal agent for itself and the Participants, to file UCC financing statements (“UCCs”), and other filings with respect to the Equipment or any other collateral granted to Lessor herein. Without Lessor’s prior written consent, Lessee agrees not to file any corrective or termination statements or partial releases with respect to any UCCs filed by Lessor pursuant to this Agreement.

Notwithstanding the foregoing, in accordance with the Participation Agreement, to the extent the foregoing assignment may not be divided among the Participants and Lessor pursuant to each Participant’s respective Participation Interest and Lessor’s Retained Interest as contemplated above, the Participants and Lessor agree to modify in writing the percentages specified on Schedule A attached hereto. If the Participants and Lessor fail to agree upon any such modification within ten (10) Business Days of receipt of Vendor’s invoice in accordance with Section 2(a) of this Agreement, Lessor shall make such modification of such percentages, in its reasonable discretion, and such modification by Lessor shall be binding on the Participants (provided, however, that in no event shall the Participant become obligated to fund Advances in the aggregate in excess of the amount of such Participant’s credit approval).

2.    (a) Pursuant to the terms of the Purchase Orders, Vendor shall periodically render to Lessor, as fiscal agent for itself and the Participants, its invoice in the name of Lessor, as fiscal agent for itself and the Participants, for the installments of the purchase price for the Equipment. Upon receipt thereof together with an Interim Funding Authorization (substantially in the form attached hereto as Exhibit No. 1; an “Interim Funding Authorization”) on or before September 30, 2019 (the “Expiration Date”), and provided that: (a) the aggregate amount of all advances then having been made by Lessor and the Participants hereunder, together with the additional requested advance, does not exceed Ninety-Two Million Six Hundred Thousand Dollars ($92,600,000.00); and (b) no Default or Event of Default (as such terms are defined in the Lease) has then occurred and is then continuing; then subject to Section 4 hereof, Lessor, as fiscal agent for itself and the Participants, shall pay Vendor the amount of said invoice. Each advance made by Lessor and the Participants hereunder to pay Vendor is referred to as an “Advance". Lessor’s records with respect to the Advances shall be conclusive and binding on the parties hereto (absent manifest error). The anticipated funding date and amount of each Advance are set forth on Exhibit No. 2.

(b) During the Interim Funding Period (as hereinafter defined), Lessee shall pay to Lessor, as fiscal agent for itself and the Participants, interest on each Advance from the date on which such Advance was made by Lessor and the Participants hereunder, at the Interest Rate (as hereinafter defined). Interest shall be paid on the last day of each month during the Interim Funding Period and on the last day of the Interim Funding Period, and shall be paid in arrears. Interest is calculated using actual number of days outstanding based on a 360 day year. As used herein, “Interest Rate” shall mean an amount computed as a percentage per annum equal to the sum of (1) Three Hundred (300) basis points, plus (2) the LIBOR Rate. As used herein, “LIBOR Rate” shall mean, with respect to each calendar month during the Interim Funding Period, an interest rate per annum, equal at all times during such calendar month to the rate per annum as determined on the basis of the average of the rates offered by a majority of the banks in the London interbank market for deposits in U.S. Dollars for one (1) month, to the extent the rates offered by these banks appear in the “Money Rates” column of The Wall Street Journal on the date on which the initial Advance is made by Lessor and the Participants hereunder with respect to the initial month during the Interim Funding Period, and on the Business Day next preceding the first day of the calendar month for each subsequent month during the Interim Funding Period. If the LIBOR Rate becomes unavailable during the term of this Agreement, Lessor, as fiscal agent for itself and the Participants, may designate a substitute index and margin from another recognized source or interbank quotation after notice to Lessee. Furthermore, if at any time LIBOR is less than zero, such rate shall be deemed to be zero for the purposes hereof. As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of New York is authorized by law or other governmental action to close.

3.    The period from the date on which an Advance is made by Lessor and the Participants hereunder through the date of execution of one or more lease Schedules with respect to the Equipment (collectively, the “Equipment Schedule”) (in accordance with Section 3 hereof) is referred to as the “Interim Funding Period”. Lessee shall cause Vendor to complete delivery of the Equipment on or before the Expiration Date. Upon completion of delivery by Vendor of the Equipment on or before the Expiration Date, Lessee shall notify Lessor, as fiscal agent for itself and the Participants, in writing of such completion and Lessee shall promptly thereafter execute and deliver to each of Lessor and each Participant a separate validly executed Equipment Schedules with respect to the applicable Equipment (determined by reference to the Lessor’s or the Participant’s, as applicable, percentage of the Total Invoice Cost of the Equipment), each of which shall be substantially in accordance with the financing proposal and the form attached hereto as Exhibit No. 3. Until the Equipment is subject to Equipment Schedules in accordance with the preceding sentence, Lessee shall cause the Equipment to be insured for an amount not less than the amount of any and all Advances for such Equipment. Each such Schedule shall name MBEF or one of the Participants as the lessor thereunder and indicate as the Total Invoice Cost for the Equipment specified on such Equipment Schedule an amount not less than the aggregate amount funded by MBEF or the applicable Participant under this Agreement. Execution and delivery of an Equipment Schedule by Lessee shall evidence the following: 1) the Equipment subject to such Equipment Schedule is commercially operable; and 2) Lessee accepts the Equipment subject to all the terms and conditions of such Equipment Schedule. With respect to each Equipment Schedule, Section 14(r) of the Lease shall be amended and restated as follows:

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“(r) to the extent any of the Equipment is located at 43955 Plymouth Oaks Boulevard, Plymouth, MI 48170 or any other premises subject to the Lessee’s lease with Lexington Lion Plymouth L.P., its successors and assigns (the “MI Landlord”), any of the Equipment is located at 141 Southchase Boulevard, Fountain Inn, SC 29644 or any other premises subject to the Lessee’s lease with Stone Mountain Industrial Park, Inc., its successors and assigns (the “SC Landlord”), or any of the Equipment is located at 12350 South Avenue O, Chicago, IL 60633, or any other premises subject to the Lessee’s lease with GIJV IL 4, LLC, c/o Greenfield Partners, LLC, its successors and assigns (the “IL Landlord”), the cancellation, termination or expiration of Lessee’s lease with the MI Landlord, SC Landlord, or IL Landlord; or”

4.       Notwithstanding the foregoing, if Lessee fails to comply with any of the terms hereof, or an Event of Default occurs and is continuing under the Lease, or an Event of Default (as such term is defined in the Guaranty (as defined in the Lease)) occurs and is continuing under the Guaranty, or Lessee fails to comply with Section 3 hereof on or before the Expiration Date, or Lessor, as fiscal agent for itself and the Participants, revokes its commitment to Lessee with respect to the Lease, Lessor, as fiscal agent for itself and the Participants, may reassign the interest of Lessee assigned hereunder and the parties shall take all actions reasonably required to return the parties to the position in which they would have been had this assignment never occurred; including, but not limited to, payment by Lessee to Lessor, as fiscal agent for itself and the Participants, on demand of all sums then advanced by Lessor, as fiscal agent for itself and the Participants, pursuant to the terms of the Purchase Orders or as otherwise required pursuant to the terms of this Agreement, together with any then unpaid portion of the interest on the amount of such Advances from the date made by Lessor and the Participants through and including the date of demand by Lessor, as fiscal agent for itself and the Participants, at the Interest Rate.

5.       PARTICIPANTS, LESSOR AND LESSEE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH PARTICIPANTS, LESSOR AND LESSEE MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS HEREBY AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND THE PARTIES HEREBY ACKNOWLEDGE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. LESSEE FURTHER ACKNOWLEDGES THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

6.       This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, which shall not unreasonably be withheld; provided, however, each Participant shall not be required to obtain such prior consent in connection with any assignment by such Participant to an Eligible Assignee (as defined in the Lease) of all of such Participant's rights (but not such Participant’s obligations) hereunder with respect to those certain items of Equipment to be leased under a particular Equipment Schedule between such assignee, as lessor, and Lessee, as lessee, nor shall Lessor be required to obtain such prior consent in connection with any assignment by Lessor, for itself and not as fiscal agent for itself and the Participants, to an Eligible Assignee of all of Lessor’s rights (but not Lessor’s obligations) hereunder with respect to those certain items of Equipment to be leased under a particular Equipment Schedule between such assignee, as lessor, and Lessee, as lessee.

7. All notices and other communications hereunder shall be in writing, personally delivered, delivered by overnight courier service, or sent by certified mail, return receipt requested, addressed to the parties at the respective addresses set forth beneath the signature of such party, or to such other address as such party shall from time to time designate in writing to the other parties; and shall be effective from the date of receipt.

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8. This Agreement and the Purchase Orders constitute the entire agreement among the parties with respect to the subject matter hereof and shall not be amended or altered in any manner except by a document in writing executed by all of the parties. This Agreement shall not be effective unless and until accepted by execution by an officer of each Participant at the address as set forth below the signature of such Participant. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in any state or Federal court in the State of New York, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address herein below set forth, or as it may provide in writing from time to time, or as otherwise provided under the laws of the State of New York. This Agreement shall constitute a Lease Document (as defined in the Lease).

9. The obligations of Lessor and each Participant shall be several, and not joint; Lessor shall not be liable for the payment or performance of the obligations of any Participant hereunder, and no Participant shall be responsible for the payment or performance of the obligations of Lessor or any other Participant hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Interim Funding Agreement to be duly executed, under seal, as of the day and year first above set forth.

TOWER AUTOMOTIVE HOLDINGS USA, LLC Lessee		TOWER AUTOMOTIVE OPERATIONS USA I, LLC Lessee

By:	/s/ Jeffrey L. Kersten	By:	/s/ Jeffrey L. Kersten
Name:	Jeffrey L. Kersten	Name:	Jeffrey L. Kersten
Title:	Vice President	Title:	VP & CFO
Address:	17672 Laurel Park Drive N Suite 400E Livonia, MI 48152	Address:	17672 Laurel Park Drive N Suite 400E Livonia, MI 48152

SANTANDER BANK, N.A. Participant		MB EQUIPMENT FINANCE, LLC For Itself and as Fiscal Agent for Itself and the Participants

By:	/s/ Robert L. Thomas	By:	/s/ Jeannie McManus
Name:	Robert L. Thomas	Name:	Jeannie McManus
Title:	Assistant Vice President	Title:	Senior Vice President
Address:	200 Park Avenue, Suite 100 Florham Park, NJ 07932	Address:	230 Schilling Circle, Suite 340 Hunt Valley, MD 21031

SIGNATURE FINANCIAL LLC Participant		SUNTRUST EQUIPMENT FINANCE & LEASING CORP. Participant

By:	/s/ Joseph Fantauzzi	By:	/s/ Steffanie Ragland
Name:	Joseph Fantauzzi	Name:	Steffanie Ragland
Title:	EVP	Title:	Vice President
Address:	225 Broadhollow Rod Melville, NY 11747	Address:	3333 Peachtree Road NE, 4th Floor, E. Tower Atlanta, GA 30326

BMO HARRIS EQUIPMENT FINANCE COMPANY Participant		PEAPACK CAPITAL CORPORATION Participant

By:	/s/ Trish DiBennardi	By:	/s/ Rich Johnston
Name:	Trish DiBennardi	Name:	Rich Johnston
Title:	Vice President	Title:	SVP
Address:	770 N. Water Street, 8th Floor Milwaukee, WI 53202	Address:	500 Hills Drive Bedminster, NJ 07921

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Acknowledged and Agreed to Solely with Respect to the Last Sentence of Section 8 of this Interim Funding Agreement:

TOWER INTERNATIONAL, INC.

Guarantor

By:	/s/ Jeffrey L. Kersten
Name:	Jeffrey L. Kersten
Title	EVP & CFO

Form of Organization:	Corporation
Jurisdiction of Organization:	Delaware
Federal Employer Identification No.:	27-3679414

Headquarters Address:	17672 Laurel Park Drive N Suite 400E Livonia, MI 48152

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MB EQUIPMENT FINANCE, LLC

SCHEDULE A

PARTICIPATION AND RETAINED INTERESTS

The Participant’s Participation Interest percentage:

Participant	Participation Interest Percentage
SunTrust Equipment Finance & Leasing Corp.	17%
Santander Bank, N.A.	17%
Signature Financial LLC	16%
Peapack Capital Corporation	16%
BMO Harris Equipment Finance Company	17%

Lessor’s Retained Interest percentage: 17%

MB EQUIPMENT FINANCE, LLC

EXHIBIT NO. 1

INTERIM FUNDING AUTHORIZATION

Re: Interim Funding Agreement dated as of February ___, 2018 (the “Agreement”) executed pursuant to that certain Master Lease Agreement dated as of November 23, 2016, between TOWER AUTOMOTIVE OPERATIONS USA I, LLC and TOWER AUTOMOTIVE HOLDINGS USA, LLC (“Lessee”) and MB EQUIPMENT FINANCE, LLC (“Lessor”).

Lessor is hereby irrevocably authorized and directed to remit the amount specified below, which constitutes an Advance under the Agreement, as follows:

Company Name	Address or Wire Transfer Instructions	Amount
$

Dated: February __, 2018	TOWER AUTOMOTIVE OPERATIONS USA I, LLC
Lessee

By:
Name:
Title:

TOWER AUTOMOTIVE HOLDINGS USA, LLC
Lessee

By:
Name:
Title:

MB EQUIPMENT FINANCE, LLC

EXHIBIT NO. 2

Anticipated Funding Date and Amount of Each Advance

Bosch Rexroth Corporation

Purchase Order No. NA24527 in the amount of $465,564.00

Purchase Order No. NA24562 in the amount of $952,290.00

	Anticipated Funding Date of each Advance	Amount of Advance
1.	April 2018	$952,290.00
2.	May 2018	$465,564.00

Fanuc Robotics America Inc.

Purchase Order No. NA24608 in the amount of $12,409,022.00

	Anticipated Funding Date of each Advance	Amount of Advance
1.	March 31, 2018	$2,477,991.00
2.	April 15, 2018	$4,240,473.00
3.	May 2018	$5,690,558.00

Kuka Systems Corporation

Purchase Order No. NA24745 Rev. 3 in the amount of $20,000,000.00

Purchase Order No. NA24746 Rev. 1in the amount of $36,365,916.00

	Anticipated Funding Date of each Advance	Amount of Advance
1.	February 21, 2018	$35,000,000.00
2.	April 2018	$10,000,000.00
3.	August 2018	$14,000,000.00
4.	June 2019	$11,000,000.00

MB EQUIPMENT FINANCE, LLC

EXHIBIT NO. 3

FINANCING PROPOSAL

AND

FORM OF EQUIPMENT SCHEDULE

[Attached]

Financing Proposal

Transaction:	The transaction is structured as a true lease (the “Lease”) in which the Lessor will be entitled to claim and retain all of the tax benefits associated with ownership of the Equipment. The Lease will be a net lease in which the Lessee will be responsible for all expenses directly or indirectly relating to the Equipment and the transaction, including, but not limited to, equipment maintenance, insurance coverage, payment of personal property, sales and use taxes, recording fees and other expenses.

Lessor:	MB Equipment Finance, LLC (“MBEF”) and/or its assignee or nominee.

Co-Lessees:	Tower Automotive Operations USA I, LLC and Tower Automotive Holding USA, LLC
Guarantor:	Tower International, Inc.
Equipment:	Robotic Automated Welding and Assembly Lines all assumed to be new and acceptable to Lessor.

Capitalized Equipment Cost:	$92,600,000 approximately for Chicago Facility adjusted up or down based on final equipment vendor quotes.

Base Lease Term:	Seventy-two (72) months from the Base Lease Term Commencement Date.

Base Lease Term Commencement Date:	On the first or fifteenth day of the calendar month following the Delivery Date.

Delivery Date/Lease Schedules:	All Equipment expected to be delivered, accepted and scheduled on or before September 30, 2019. Lessor shall group equipment into multiple lease schedules at closing.

Base Lease Rental Payment:

The Lessee will be required to make seventy-two (72) monthly rental payments, each payable in arrears, equal to 1.4408% of the Capitalized Equipment Cost (the “Payment Factor”).

The Payment Factor is based on the 35-month Interest Rate Swap (the “Index”) having a yield of 2.05% as set forth in Intercontinental Exchange’s  ICE swap rate USD Rates 1100 (https://www.theice.com/marketdata/reports/180) as of November 30, 2017 (the “Index Rate”).

Rental Adjustment:

The Payment Factor shall be decreased or increased on or prior to the Base Lease Term Commencement Date for any change in the Index as follows: the Payment Factor, converted to an implicit rate shall be adjusted to reflect the difference between the Index Rate and the yield of the Index set forth in the ICE swap rate issued on or closest to the Base Lease Term Commencement Date as determined by Lessor, in its sole discretion.

Progress Payment Funding:	Lessor shall fund progress payments directly to the vendors for this project. Direct vendor payments shall be confirmed in writing with Tower prior to funding. Interest shall be calculated and collected monthly by Lessor. Interest shall be calculated as 30-Day Libor plus 300 basis points. The 30-Day Libor rate shall be as set forth in The Wall Street Journal.

Lessee Options at Lease Expiration:	At the expiration of the Base Lease Term, Lessee will have the following options:

1.	Purchase not less than all the Equipment for its then fair market value;
2.	Renew the Lease for not less than all of the Equipment under lease at a term and rate to be negotiated by the parties based upon the then remaining useful life and fair market rental value of the Equipment at the time of renewal; or
3.	Return not less than all the Equipment to Lessor in accordance with the return conditions set forth in the lease documents.

Early Buyout Option:	With not less than 120 days prior written notice to Lessor, Lessee may exercise its option to purchase not less than all of the Equipment, on an ‘as is, where is’ basis, on the last day of the sixtieth (60th) month of the Base Lease Term for a purchase price equivalent to 29.18 % of the original Capitalized Equipment Cost (the ‘EBO Amount’) which Lessee shall agree represents a reasonable prediction of the Fair Market Value of the Equipment at the time the option is exercised.

Tax Benefits:	Depreciation deductions arising out of the ownership of the Equipment will be for the account of Lessor and will qualify for the 30% Special Depreciation Allowance (“Bonus Depreciation”) in 2019, with the remainder recognized over a seven (7) year period using a 200% declining balance switching to straight-line (db/sl) formula and a half-year convention. A Federal Corporate tax rate of 35% for 2019 and thereafter was assumed in calculating the Payment Factor. In the event of a change of tax law or in the interpretation of tax law from the assumptions herein prior to funding, the Payment Factor will be adjusted to preserve the Lessor’s economics. In accordance with the lease documents, the Lessee shall indemnify the Lessor against the loss of the Tax Benefits assumed to be available to the Lessor.

FORM OF EQUIPMENT SCHEDULE

LESSOR

EQUIPMENT SCHEDULE SERIES NO. _____

Executed pursuant to that certain Master Lease Agreement No. 100521 dated as of November 23, 2016 (the "Lease"; which is incorporated herein by reference). This Schedule, incorporating by reference the terms and conditions of the Lease, constitutes a separate instrument of lease. To the extent of any conflict or inconsistency between the terms of this Schedule and the Lease, the terms of this Schedule shall prevail.

TOTAL INVOICE COST: $__________________

Base Term: _____________ (____) months after _______, 2019 (the “Base Lease Commencement Date”)

Interim Term Rent: $________________ per day Base Term Rent: $________________ per month paid in (advance/arrears), with the first payment

due on ___________________, ___________.

1.       EQUIPMENT. The Equipment leased hereunder shall be as set forth on the attached Schedule of Equipment.

2.       TERM. Upon and after the date of execution hereof, the Equipment shall be subject to the terms and conditions provided herein and in the Lease. A full term of lease with respect to said Equipment shall commence on the date hereof and shall extend for the number of months specified above after the Base Lease Commencement Date specified above (the “Base Term”).

3.       RENT.

(a)       During the period from the date hereof to the Base Lease Commencement Date (the "Interim Term"), the pro-rated daily rent for said Equipment shall be as specified above. This pro-rated payment shall be made on the last day of the month for each month during the Interim Term.

(b)       From and after the Base Lease Commencement Date, the monthly rent for said Equipment during the Base Term of this Lease shall be as specified above. Rent payments shall be made as specified above for each month during the Base Term of this Lease.

4.       LESSEE'S CONFIRMATION. Lessee hereby confirms and warrants to Lessor that the Equipment: (a) was duly delivered to Lessee at the location as specified on the attached Schedule of Equipment; (b) has been received, inspected and determined to be in compliance with all applicable specifications and that the Equipment is hereby accepted for all purposes of the Lease; and (c) is a part of the "Equipment" referred to in the Lease and is taken subject to all terms and conditions therein and herein provided. Lessee hereby represents and warrants to Lessor that, as of the date hereof, there is no Default or Event of Default under any Schedule or any other Lease Document (as such terms are defined in the Lease).

5.       COMMERCIAL LIABILITY INSURANCE. The amount of commercial liability insurance referenced in Section 10 of the Lease is $5,000,000.00.

6.        PERSONAL PROPERTY TAXES.

Please choose one of the options below by initialing where indicated.  Initial ONLY ONE choice of option:

OPTION 1        Lessee's Initials: _________

(Applicable in Jurisdictions Requiring Lessor to List Equipment):  Lessee agrees that it will not list any of such Equipment for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor.  Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense.  Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense;

OPTION 2        Lessee's Initials: ________

(Applicable in Jurisdictions Permitting Lessee to List Equipment):  Lessee agrees that it will (a) list all such Equipment, (b) report all property taxes assessed against such Equipment, and (c) pay all such taxes when due directly to the appropriate taxing authority until Lessor shall otherwise direct in writing.

7.       SALES / USE TAX.

MB Equipment Finance, LLC is required to collect and remit sales/use tax in the taxing jurisdiction(s) where your equipment will be located. In the event we don t receive a valid sales tax exemption certificate prior to the Base Lease Commencement Date, you will be charged sales/use tax. Our records show that the equipment being leased under this Equipment Schedule is located as shown on the attached Schedule of Equipment and your signature below will serve as a confirmation that our records are correct.

PLEASE INDICATE BELOW IF YOU FEEL THAT YOUR LEASE IS SUBJECT TO TAX OR WHETHER A VALID EXEMPTION EXISTS.

Lessee’s Initials: _______ I agree that my lease is subject to sales/use tax. The tax is due UPFRONT or ON THE RENTAL STREAM.

Lessee’s Initials: _______ I am exempt from sales/use tax and I have provided a completed exemption certificate(s), which is/are valid for this transaction.

8.       SCHEDULE OF STIPULATED LOSS VALUES. This Schedule of Stipulated Loss Values shall be applicable solely to the Equipment described in this Schedule.

Rent Payment No.	Percent of Total Invoice Cost

Stipulated Loss Values are due in addition to any advance or arrears rental due on the same date.

9.       Title; GRANTING CLAUSE. (a) Lessee and Lessor intend that: (1) this Schedule, incorporating by reference the terms of the Lease, constitutes a true "lease" and a "finance lease" as such terms are defined in Article 2A of the UCC (“Article 2A”) and not a sale or retention of a security interest; and (2) Lessor is and shall remain the owner of each item of Equipment (unless sold by Lessor pursuant to any Lease Document), and Lessee shall not acquire any right, title or interest in or to such Equipment except the right to use it in accordance with the terms of this Schedule. Pursuant to Article 2A, Lessor and Lessee acknowledge and agree that: (x) Lessee has selected the Supplier and directed Lessor to acquire the Equipment from the Supplier; and (y) Lessor has informed Lessee that: (i) Lessee is entitled under Article 2A to the promises and warranties, including those of the Supplier, provided to Lessor by the Supplier in connection with or as part of the contract by which Lessor acquired the Equipment, and (ii) Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies.

(b) In order to secure the prompt payment of the Rent and all of the other amounts from time to time outstanding with respect to the Lease and this Schedule, and the performance and observance by Lessee of all of the provisions hereof and thereof and of all of the other Lease Documents, and the payment and performance of all other indebtedness, obligations or liabilities of Lessee to Lessor or to any affiliate of Lessor, now existing or hereafter arising, Lessee hereby collaterally assigns, grants, and conveys to Lessor, a security interest in and lien on all of Lessee’s right, title and interest in and to all of the following (whether now existing or hereafter created, and including any other collateral described on any rider hereto; the “Collateral”): (1) (if contrary to the parties’ intentions a court determines that this Schedule is not a true “lease” under the UCC) the Equipment described in this Schedule or otherwise covered thereby (including all inventory, fixtures or other property comprising the Equipment), together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by the Supplier; (2) all subleases, chattel paper, accounts, security deposits, and general intangibles relating thereto, and any and all substitutions, replacements or exchanges for any such item of Equipment, in each such case in which Lessee shall from time to time acquire an interest; and (3) any and all insurance and/or other proceeds of the Equipment and other collateral in and against which a security interest is granted hereunder. The collateral assignment, security interest and lien granted herein shall survive the termination, cancellation or expiration of this Schedule until such time as Lessee’s obligations under the Lease, this Schedule and the other Lease Documents are fully and indefeasibly discharged. (c) If contrary to the parties’ intentions a court determines that this Schedule is not a true “lease”, the parties agree that in such event Lessee agrees that: (1) with respect to the Equipment, in addition to all of the other rights and remedies available to Lessor under the Lease or hereunder upon the occurrence and during the continuance of an Event of Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC; and (2) any obligation to pay Basic Rent or any Other Payment, to the extent constituting the payment of interest, shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Lessor in calculating such amounts.

10. TAX INDEMNITY. (a) Lessee represents and warrants that: (1) it believes that it is reasonable to estimate that the useful life of the Equipment exceeds the lease term (including any interim and fixed rental renewal periods) by the greater of one (1) year or twenty (20) percent of such estimated useful life, and that said Equipment will have a value at the end of the lease term, including any fixed rate renewal period, of at least twenty (20) percent of the Total Invoice Cost of the Equipment, without including in such value any increase or decrease for inflation or deflation during the original lease term; and (2) the Equipment is, and will be used by Lessee so as to remain, property eligible for the MACRS Deductions (as defined below). Lessee represents and warrants that: (A) each item of Equipment constitutes “qualified property” pursuant to Section 168(k) of the Code and is eligible for the additional first-year depreciation deduction equal to the applicable percentage of the Total Invoice Cost of the Equipment contemplated by the Code; (B) the Equipment shall be treated as originally placed in service not earlier than the date of the execution and delivery of the Schedule; (C) Lessee has not arranged to purchase, and Lessor is not purchasing, the Equipment pursuant to a binding written contract entered into before September 28, 2017; and (D) each item of Equipment shall be placed in service during the period specified in Section 168(k) of the Code for eligibility for such additional first-year depreciation deduction.

(b) If (1) Lessor in computing its taxable income or liability for tax, shall lose, or shall not have, or shall lose the right to claim or there shall be disallowed or recaptured for Federal and/or state income tax purposes, in whole or in part, the benefit of MACRS Deductions; or (2) Lessor shall become liable for additional tax as a result of Lessee having added an attachment or made an alteration to the Equipment, including (without limitation) any such attachment or alteration which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 2001-28, 2001-1 C.B. 1156 (as it may hereafter be modified or superseded); or (3) the statutory full-year marginal Federal tax rate (including any surcharge) for corporations is other than twenty one (21) percent; hereinafter referred to as a "Loss"; then Lessee shall pay Lessor the Tax Indemnification Payment as additional rent and Lessor shall revise the Schedule of Stipulated Loss Values incorporated in this Schedule to reflect the Loss. As used herein, "MACRS Deductions" shall mean the deductions under Section 167 of the Internal Revenue Code of 1986, as now or hereafter amended (the "Code"), determined in accordance with the modified Accelerated Cost Recovery System with respect to the Total Invoice Cost of any item of the Equipment using the accelerated method set forth in Section 168(b)(1) or 168(b)(2) of the Code as in effect on the date of this Schedule for property assigned to the 7-year class of property and taking into account the special depreciation allowance and basis adjustment under Section 168(k)(1) of the Code; "Lessor" shall be deemed to include the consolidated Federal taxpayer group of which Lessor is a member; and "Tax Indemnification Payment" shall mean such amount as, after consideration of (i) all taxes required to be paid by Lessor in respect of the receipt thereof under the laws of any governmental or taxing authority in the United States, and (ii) the amount of any interest or penalty which may be payable by Lessor in connection with the Loss, shall be required to cause Lessor's after-tax net return (the "Net Return") to be equal to, but no greater than, the Net Return computed consistently with current tax laws (and with the assumption that Lessor is taxed at the highest marginal Federal and state tax rates) as of the date of this Schedule that would have been available to Lessor had the Loss not occurred.

(c) Lessor shall be responsible for, and shall not be entitled to a Tax Indemnification Payment by Lessee on account of, any Loss arising solely as a direct result of the occurrence of any one or more of the following events: (1) the failure of Lessor to timely and properly claim MACRS Deductions in the tax return of Lessor other than as a result of changes in the Code or applicable regulations unless in the reasonable opinion of Lessor's tax counsel there is no basis for such claim; or (2) the failure of Lessor to have sufficient taxable income before application of the MACRS Deductions to offset the full amount of such MACRS Deductions other than as a result of changes in the Code or applicable regulations; or (3) any event which by the terms of the Lease requires payment by Lessee of the Stipulated Loss Value if such payment is thereafter actually made to Lessor, to the extent that such payment reimburses Lessor for amounts otherwise payable by Lessee pursuant hereto; or (D) a disqualifying disposition due to sale of any item of the Equipment or the Lease by Lessor prior to an Event of Default.

(d) Lessor promptly shall notify Lessee in writing of such Loss and Lessee shall pay to Lessor the Tax Indemnification Payment within thirty (30) days of such notice. For these purposes, a Loss shall occur upon the earliest of: (1) the happening of any event (such as disposition or change in use of any item of the Equipment) which will cause such Loss, (2) the payment by Lessor to the Internal Revenue Service or state taxing authority of the tax increase (including an increase in estimated taxes) resulting from such Loss; (3) the date on which the Loss is realized by Lessor; or (4) the adjustment of the tax return of Lessor to reflect such Loss. The obligations of Lessee under this Section shall survive the expiration or termination of the term of the Lease with respect to this Schedule.

11.       ADDITIONAL REMEDIES. (a) Upon the occurrence and continuance of an Event of Default, in addition to the remedies specified in the Lease, Lessor may: (1) proceed at law or in equity, to enforce specifically Lessee’s performance or to recover damages; (2) declare this Schedule in default, and cancel this Schedule or otherwise terminate Lessee’s right to use the Equipment and Lessee’s other rights, but not its obligations, hereunder and Lessee shall immediately assemble, make available and, if Lessor requests, return the Equipment to Lessor in accordance with the terms of the Lease and this Schedule; (3) enter any premises where any item of Equipment is located and take immediate possession of and remove (or disable in place) such item (and/or any unattached parts) by self-help, summary proceedings or otherwise without liability; (4) use Lessee’s premises for storage without liability; (5) sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, at public or private sale, with or without notice to Lessee, and apply or retain the net proceeds of such disposition, with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; (6) enforce any or all of the preceding remedies with respect to any related Collateral, and apply any deposit or other cash collateral, or any proceeds of any such Collateral, at any time to reduce any amounts due to Lessor; (7) demand and recover from Lessee all Liquidated Damages and all Other Payments whenever the same shall be due; and (8) exercise any and all other remedies allowed by applicable law, including the UCC. As used herein, “Liquidated Damages” shall mean the liquidated damages (all of which, Lessee hereby acknowledges, are damages to be paid in lieu of future Basic Rent and are reasonable in light of the anticipated harm arising by reason of an Event of Default, and are not a penalty) described in the first sentence of parts (1) or (2) of Section 11(b) hereof, depending upon the recovery and disposition of the Equipment leased under this Schedule. Upon the occurrence and continuance of the Event of Default described in Section 14(j) of the Lease, the remedy provided in Clause (7) above shall be automatically exercised without the requirement of prior written notice to Lessee or of any other act or declaration by Lessor, and the Liquidated Damages described therein shall be immediately due and payable.

(b) (1) If an Event of Default occurs and is continuing with respect to this Schedule, if Lessor recovers the Equipment and disposes of it by a lease or elects not to dispose of the Equipment after recovery, upon demand, Lessee shall pay to Lessor an amount equal to the sum of (A) any accrued and unpaid Rent as of the date Lessor recovers possession of the Equipment, plus (B) the present value as of such date of the total Basic Rent for the then remaining term of such Schedule, minus (C) either, as applicable, (i) the present value, as of the commencement date of any substantially similar re-lease of the Equipment, of the re-lease rent payable for that period, commencing on such date, which is comparable to the then remaining term of such Schedule or (ii) the present value, as of that certain date which may be determined by taking into account Lessor's having a reasonable opportunity to remarket the Equipment, of the “market rent” for such Equipment (as computed pursuant to Article 2A) in the continental United States on that date, computed for that period, commencing on such date, which is comparable to the then remaining term of such Schedule; provided, however, Lessee acknowledges that if Lessor is unable after reasonable effort to dispose of the Equipment at a reasonable price and pursuant to other reasonable terms, or the circumstances reasonably indicate that such an effort will be unavailing, the “market rent” in such event will be deemed to be $0.00, but in the event that Lessor does eventually re-lease or otherwise dispose of the Equipment, it will apply the net proceeds of such disposition, to the extent received in good and indefeasible funds, as a credit or reimbursement, as applicable, in a manner consistent with the applicable provisions of Article 2A. Any amounts discounted to present value, shall be discounted at the rate of three percent (3%) per annum, compounded annually.

(2) If an Event of Default occurs and is continuing with respect to any Schedule, if Lessee fails to return the Equipment in the manner and condition required by the Lease and this Schedule (if applicable), or Lessor recovers and sells the Equipment, upon demand, Lessee shall pay to Lessor an amount calculated as the Stipulated Loss Value of the Equipment (determined as of the next rent payment date after the date of the occurrence of the subject Event of Default), together with all other Rent due with respect to this Schedule as of such determination date, and all Enforcement Costs, less a credit for any disposition proceeds, if applicable pursuant to the application provisions in the next sentence. If Lessor demands the Liquidated Damages under this part (2), and recovers and sells the Equipment, any proceeds received in good and indefeasible funds shall be applied by Lessor, with respect to this Schedule: first, to pay all Enforcement Costs, to the extent not previously paid; second, to pay to Lessor an amount equal to any unpaid Rent due and payable, together with the Liquidated Damage amounts specified in this part (2), to the extent not previously paid; third, to pay to Lessor any interest accruing on the amounts covered by the preceding clauses, at the Default Rate, from and after the date the same becomes due, through the date of payment; and fourth, (A) if the Lessor under this Schedule is also the Lessor under any other Schedules (whether by retaining the same, or as Assignee), to satisfy any remaining obligations under any or all such other Schedules, or (B) if such Lessor is not the Lessor under any other Schedule, or if Lessee’s obligations to such Lessor under such other Schedules have been fully and indefeasibly satisfied, to reimburse Lessee for such amounts to the extent paid by Lessee as Liquidated Damages pursuant to this part (2). Lessor shall retain any excess after such application.

12. OPTION TO RENEW. Provided that no Default or Event of Default has then occurred and is continuing, Lessee shall have the option to renew the Lease, at the expiration of the initial term of this Schedule, with respect to all but not less than all of the Equipment, on the terms and conditions of the Lease, for a negotiated renewal term at a periodic rent equal to the Fair Market Rental Value of the Equipment determined at the time of renewal. If Lessee desires to exercise this option it shall give Lessor written notice of its intention to exercise this option to renew at least two hundred forty (240) days before expiration of the term of the Lease with respect to this Schedule. Thereafter, Lessor and Lessee shall determine the periodic rent to be paid during the renewal term. Not less than one hundred eighty (180) days before expiration of the term of the Lease with respect to this Schedule, Lessee shall give Lessor irrevocable written notice of its election to renew on the terms mutually agreed upon during negotiations. Such election shall be effective with respect to all Equipment leased under this Schedule.

If Lessee exercises the option set forth in this Section 12, Lessee shall simultaneously exercise the corresponding option under each of Schedules ___, ____ and ___ with respect to all but not less than all of the Equipment subject to each such Schedule.

For purposes of this Section, "Fair Market Rental Value" shall be deemed to be an amount equal to the rental, as installed and in use, obtainable in an arms' length transaction between a willing and informed lessor and a willing and informed lessee under no compulsion to lease (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 12 of the Lease and Section 17 of this Schedule). If the parties are unable to agree on the Fair Market Rental Value of the Equipment, then Lessor and Lessee shall at Lessee's expense obtain appraisal values from three independent appraisers (one to be selected by Lessor, one by Lessee, and the other by the two selected by Lessor and Lessee; each of whom must be associated with a professional organization of equipment or personal property appraisers, such as the American Society of Appraisers) and the average Fair Market Rental Value as determined by such appraisers shall be binding on the parties hereto. If the appraisers selected by Lessor and Lessee are unable to agree on the third appraiser, then Lessor will select the appraiser to provide the third appraisal value.

13. EARLY PURCHASE OPTION. Provided that no Default or Event of Default has then occurred and is continuing, Lessee shall have the option to purchase, on ________ ___, 2023 (the “Early Termination Date”), all but not less than all of the Equipment upon the following terms and conditions: If Lessee desires to exercise this option it shall give Lessor irrevocable written notice of its election to purchase at least thirty (30) days and not more than ninety (90) days before the Early Termination Date. Such election shall be effective with respect to all Equipment leased under this Schedule. On the Early Termination Date, Lessee shall pay to Lessor in cash any Rent due on that date plus the purchase price for the Equipment so purchased, determined as hereinafter provided. The purchase price of the Equipment shall be an amount equal to ___% of the original Total Invoice Cost of the Equipment, together with all taxes and charges upon sale. Lessor and Lessee agree that the purchase price represents a reasonable prediction of the Fair Market Value of the Equipment at the time the option is exercisable.

If Lessee exercises the option set forth in this Section 13, Lessee shall simultaneously exercise the corresponding option under each of Schedules ___, ____ and ___ with respect to all but not less than all of the Equipment subject to each such Schedule.

14. OPTION TO PURCHASE. Provided that no Default or Event of Default has then occurred and is continuing, Lessee shall have the option to purchase, upon the expiration of the term of the Lease with respect to this Schedule, or of any subsequent renewal term, if applicable, all but not less than all of the Equipment upon the following terms and conditions: If Lessee desires to exercise this option it shall give Lessor written notice of its intention to exercise this option to purchase at least two hundred forty (240) days before expiration of the term of the Lease with respect to this Schedule. Thereafter, Lessor and Lessee shall determine the purchase price for the Equipment. Not less than one hundred eighty (180) days before expiration of the term of the Lease with respect to this Schedule, Lessee shall give Lessor irrevocable written notice of its election to purchase on the terms mutually agreed upon during negotiations. Such election shall be effective with respect to all Equipment leased under this Schedule. Thereupon, at the expiration of the term of the Lease with respect to this Schedule, Lessee shall pay to Lessor in cash any Rent due on that date plus the purchase price for the Equipment so purchased, determined as hereinafter provided. The purchase price of the Equipment shall be an amount equal to its then Fair Market Value, together with all taxes and charges upon sale.

If Lessee exercises the option set forth in this Section 14, Lessee shall simultaneously exercise the corresponding option under each of Schedules ___, ____ and ___ with respect to all but not less than all of the Equipment subject to each such Schedule.

For purposes of this Section, "Fair Market Value" shall be deemed to be an amount equal to the sale price of the Equipment, as installed and in use, obtainable in an arms' length transaction between a willing and informed buyer and a willing and informed seller under no compulsion to sell (and assuming that, as of the date of determination, the Equipment is in at least the condition required by Section 12 of the Lease and Section 17 of this Schedule). If the parties are unable to agree on the Fair Market Value of the Equipment, then the appraisal procedure set forth in Section 12 hereof shall be followed. Notwithstanding any election of Lessee to purchase, the provisions of the Lease shall continue in full force and effect until the passage of ownership of the Equipment upon the date of purchase. On the date of purchase, Lessor shall deliver to Lessee a bill of sale transferring and assigning to Lessee without recourse or warranty, except (with respect to the status of title conveyed) in respect of Lessor's acts, all of Lessor's right, title and interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment or any other matters.

15. PAYMENT AUTHORIZATION. Lessor is hereby irrevocably authorized and directed to pay the Total Invoice Cost specified above as follows:

Company Name	Wire Information	Amount

Lessor is hereby authorized to insert such factually correct information as is necessary to complete this Schedule, including (without limitation) the date of execution, and the rental payment amount(s) and factor(s).

16. DISCLAIMER. There is no restriction (either express or implied) on any disclosure or dissemination of the tax treatment or tax structure of the transactions contemplated by this Schedule or any documents executed in connection herewith. Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea or to any element of the transaction structure contemplated by this Schedule; and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all persons (without limitation of any kind), the Federal tax treatment and Federal tax structure of the transaction contemplated by this Schedule. This Section 16 is intended to cause the transaction contemplated by this Schedule to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and Section 6111 of the Code and the Treasury Regulations promulgated thereunder; and shall be construed in a manner consistent with such purpose.

17. RETURN AND MAINTENANCE CONDITIONS. Except as specifically set forth herein, all of the terms and conditions of the Lease and Schedule are unaffected and remain in full force and effect. To the extent that the provisions below conflict with any provisions contained in the Lease, the provisions below shall control.

As long as the equipment is subject to the Lease and until it is returned pursuant to the return provisions, the Lessee shall, at its own cost and expense, establish maintenance, refurbishment, rebuilding and repair programs for the Unit(s) and maintain and repair such equipment in a manner consistent with industry standards and in a professional and workmanlike manner, but in no way less than the manufacturer’s recommended standards or the standards to which Lessee maintains other similar assets in the prudent management of its assets and properties, so as to ensure that the equipment is fit for its intended use and is in good working order, condition and repair, ordinary wear and tear expected. Lessee shall ensure that all Equipment shall qualify for any applicable licenses or permits necessary for its operation, and for its intended purpose, and shall comply with all local, state, and federal laws, including, but not limited to, any and all rules, regulations and requirements of the Environmental Protection Agency, Department of Transportation etc. Logs and records of maintenance and repair must be kept by the Lessee and submitted to the Lessor upon any return of the equipment to the Lessor under the terms and conditions of the lease.

Lessee shall give written notice of its intent to purchase, renew or return the Unit(s) (whichever is applicable) at least 180 days prior to the end of the term or the lease or any renewal period, Lessee will also provide Lessor within 10 days of their notice of return a detailed inventory of the equipment including, but not limited to, a listing of all items of the Equipment including model, size, capacity, and serial numbers by location and other industry recognized descriptive information for all of the Equipment covered by this Schedule. The Equipment shall include any and all accessories and components listed on the original invoice(s) as well as: (i) Software, including the operating system software, which shall be the then current version available from the manufacturer or supplier; (ii) cards; (iii) memory (CPU) upgrades and related documentation; (iv) holograms; (v) codes, including passwords and keys; (vi) licenses; (viii) hard and flash drives; (ix) connecting cables; (x) mice; (xi) keyboards; (xii) monitors (which may not exhibit “burn-in”). All items of Equipment must be re-certified eligible for manufacturer's maintenance program and extended warranty, if applicable, upon return. In the case of proprietary licenses, where allowed by manufacturer or other license owner, Lessee will assign any equipment license and associated software license at Lessor’s sole discretion and Lessee’s expense upon equipment return.

If Lessee exercises the return option set forth in this Section 17, Lessee shall simultaneously exercise the corresponding option under each of Schedules ___, ____ and ___ with respect to all but not less than all of the Equipment subject to each such Schedule.

Maintenance & Repair:

a.	Lessee at all times will maintain and use the Equipment in a condition and manner suggested by Supplier’s as required to validate any warranty and service contract.

b.	Lessee will use only original manufacturer’s approved replacement parts and components in the performance of any maintenance and repair of the Equipment.

c.	Lessee shall use coolant and other fluids recommended by the manufacturer and in accordance with suggested manufacturer’s specifications.

d.	Lessee will maintain current maintenance as directed by the robot’s “Mechanical Unit Maintenance Manual” and “Electrical Unit Maintenance Manual” and maintain repair records for the Equipment in a useable manner and give such records to Lessor upon return of the Equipment.

e.	Lessee will at all times maintain the Equipment in good operational condition and appearance and will not maintain the Equipment differently than Lessee maintains equipment of a similar type that it owns.

Return Conditions:

a.	The Equipment, including all tooling, attachments, and auxiliary equipment, will be returned and be in a condition whereby it can be placed into revenue producing service at its original designated function and capacity.

b.	The Equipment will comply with manufacturer’s original specifications, will meet current standards and the Equipment will be upgraded with the latest software to meet these standards. Inspection of the units will test position deviation, repeatability issues, cable damage, operational software and any safety issues.

c.	The Equipment will be completely clean and free of damage, rust/corrosion, dirt or any foreign material and exterior finish will be in good condition (normal wear and tear excepted). Dented or damaged sheet metal must be repaired or replaced.

d.	If the Equipment or any of its components, covered in this Lease has a predictable, recommended or scheduled maintenance, recalibration, overhaul, rebuild or replacement, Lessee shall ensure that the Equipment or its components, including but not limited to Mechanical Unit cables and CPU lithium battery shall have no less than 50% of its useful life/hours remaining until the next scheduled maintenance, recalibration, overhaul, rebuild or replacement. If the Equipment or any of its components has less than 50% of useful life/hours remaining, Lessee will be charged the entire apportioned share of the estimated costs required to complete the required work.

e.	Lessee logos or identification will be removed in a workmanlike manner so as to not detract from the overall exterior finish and appearance of the Equipment.

f.	De-installation, packing, match marking, shipping and re-installation will be conducted per the manufacturer’s specifications and requirements by a license rigger/erector specializing in the type of equipment, with any transportation equipment, such a metal skids, brackets, lifting slings, which were included when the equipment was originally delivered and installed.

g.	All original manuals and operational instructions will be returned to Lessor. Lessee will provide, at its expense and at Lessor’s sole discretion, a complete written mechanical inspection report by a party designated by Lessor. Inspection to include, but not limited to the following - Inspect robot connection cables, Mechanical unit (Physical damage, abnormal vibration, balancer wear, etc.), Robot controller (Fans, heat exchangers, physical damage, etc.), validation of robot safety circuit functionality and a comprehensive report including repair recommendations and robot performance. Inspect cables (TP cables, EE cables or Vision cables) for any severe kinks, pinch points, cuts or tears.

h.	Return of the equipment will not occur until all return provisions have been met. Lessee will be responsible for all monthly rentals, taxes, storage cost and other obligations under the Lease until the return process has been completed.

i.	Lessee shall not tamper with or otherwise adjust the clock, number of hours, or any part of the control connected with these systems. If the clock becomes inoperable, Lessee shall promptly repair such clock and shall notify Lessor immediately of such event and the hours of usage during the time such clock was not in operation. Excess rental shall be due and payable by Lessee upon receipt of an invoice from Lessor.

j.	Lessee to provide upon notice from Lessor, free, secured, powered storage for up to 60 days and allow Lessor’s agent(s) and prospective buyer(s) to view the equipment under power during the notice and storage period.

k.	Any and all related hardware and software shall be updated/ upgraded to the current version and Lessee shall arrange and pay for any licensing transfers and fees to Lessor or Lessor’s designee at Lessor’s discretion.

DATE OF EXECUTION: _____________ __, 2019.

TOWER AUTOMOTIVE OPERATIONS USA I, LLC
Lessor	Lessee

By:	By:
Name:	Name:
Title:	Title:

TOWER AUTOMOTIVE HOLDINGS USA, LLC
Lessee

By:
Name:
Title: